Exhibit 1.1

Burlington Coat Factory Warehouse Corporation

$305,000,000 11 1/8% Senior Notes due 2014

PURCHASE AGREEMENT

dated April 10, 2006

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Wachovia Capital Markets, LLC

PURCHASE AGREEMENT

April 10, 2006

BANC OF AMERICA SECURITIES LLC

9 West 57th Street

New York, New York 10019

    As Initial Purchaser

or

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

WACHOVIA CAPITAL MARKETS, LLC

    As Initial Purchasers

c/o Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

Introductory. BCFWC Mergersub, Inc., a Delaware corporation (the “Mergersub”), proposes to issue and sell to the several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $305,000,000 aggregate principal amount of its 11 1/8% Senior Notes due 2014 (the “Notes”). Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC have agreed to act as the several Initial Purchasers in connection with the offering and sale of the Notes.

The Notes will be issued pursuant an indenture, to be dated as of April 13, 2006 (the “Indenture”), between the Burlington Coat Factory Warehouse Corporation (the “Company”) (as successor to Mergersub), the Guarantors (as defined below) and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Company will succeed to Mergersub’s obligations under the Notes and the Indenture by operation of law. Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined in Section 2 hereof) (the “DTC Agreement”), among the Company, the Trustee and the Depositary.

The holders of the Notes will be entitled to the benefits of a registration rights agreement relating to the Notes, to be dated as of April 13, 2006 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to another series of debt securities of the Company with terms substantially identical to each series of Notes (the “Exchange Notes”) to be offered in exchange for such Notes (the “Exchange Offer”) and (ii) to the extent required by the Registration

Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes, and in each case, to use its commercially reasonable efforts to cause such registration statements to be declared effective.

The payment of principal of, premium, if any, and interest on the Notes and the Exchange Notes (as defined below) will be fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally by (i) the Guarantors listed on Schedule B and (ii) any subsidiary of the Company formed or acquired after the Closing Date that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities”; and the Exchange Notes and the Guarantees attached thereto are herein collectively referred to as the “Exchange Securities.”

The Securities are being issued as part of the financing necessary to effect the merger (the “Merger”) of Mergersub with and into the Company, with the Company as the surviving entity. The Merger will be effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 18, 2006, between the Company, Burlington Coat Factory Holdings, Inc. (f/k/a BCFWC Acquisition, Inc.) (“Parent”) and Mergersub. In connection with the Merger, Bain Capital Partners, LLC or one or more of its affiliates (the “Sponsor”) as well as certain other parties will purchase for cash, common equity interests of Parent (the “Equity Financing”) in an aggregate dollar amount equal to no less than 20% of the total capitalization of Parent and its subsidiaries on a consolidated basis, and upon consummation of the Merger and the other transactions contemplated hereby, Sponsor and management will own 100% of the common equity of the Company. Mergersub will simultaneously enter into a senior secured revolving credit facility and a first in, last out revolving credit facility aggregating $800.0 million (the “Revolving Credit Facility”) and a senior secured term loan facility in an amount of $900.0 million (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”), in each case among Mergersub, Burlington Coat Factory Investments Holdings, Inc. (“Holdings”), the Company, the Guarantors, the lenders party thereto and certain affiliates of the Initial Purchasers. In addition, Holdings will simultaneously enter into an indenture (the “Holdings Indenture”) among Holdings and Wells Fargo Bank, N.A. relating to the issuance and sale of $99,309,000 aggregate principal amount at maturity of senior discount notes due 2014 (the “Holdings Notes”).

References herein to the “Issuers” refer (i) prior to the Merger, solely to Mergersub, and (ii) following the Merger and upon the execution of the Joinder Agreement (as defined below), to the Company and the Guarantors.

For the purposes of this Agreement, the term “Transactions” has the meaning given such term in the Preliminary Offering Memorandum (as defined below). This agreement (this “Agreement” or the “Purchase Agreement”), the Joinder Agreement, the Securities, the DTC Agreement, the Indenture, the Registration Rights Agreement, the Merger Agreement, the Holdings Notes, the Holdings Indenture and the Senior Secured Credit Facilities are collectively referred to herein as the “Transaction Documents.”

On the Closing Date, prior to giving effect to the Merger, Mergersub will execute the Notes, the Indenture and the Registration Rights Agreement. On the Closing Date, immediately after giving effect to the Merger, (i) the Company and Guarantors shall execute and deliver a joinder agreement (the “Joinder Agreement”) substantially in the form of Exhibit B hereto, whereby the Company and each Guarantor will agree to observe and fully perform all of the rights, obligations and liabilities contemplated herein as if it was an original signatory hereto, (ii) the Company will execute the Notes and each of the Guarantors will execute a notation of guarantee representing its Guarantee and (iii) the Company and the Guarantors will execute the Indenture and the Registration Rights Agreement. The representations, warranties, authorizations, acknowledgments, covenants and agreements of the Company and the Guarantors set forth in this Agreement shall not become effective as to the Company and the Guarantors until the execution by each of them of the Joinder Agreement, at which time such representations, warranties and agreements shall become effective as to the Company and the Guarantors as if made on the date hereof pursuant to the terms of the Joinder Agreement.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) at any time after the time this Agreement is executed by the parties hereto (the “Time of Execution”). The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).

The Company (i) has prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated the date hereof (as may be amended, the “Preliminary Offering Memorandum”) and (ii) has prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated the date hereof (as may be amended, the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

The Issuers hereby confirm their agreements with the Initial Purchasers as follows:

SECTION 1. Representations and Warranties. The Issuers jointly and severally, hereby represent, warrant and covenant to each Initial Purchaser that, as of the date hereof and as of the Closing Date (references in this Section 1 to the “Offering Memorandum” are to (x) the Pricing Disclosure Package in the case of representations and warranties made as of the date hereof and (y) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Date):

(a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Integration of Offerings or General Solicitation. None of Mergersub, the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of Mergersub, the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom no representation or warranty is made) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of Mergersub, the Company, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation or warranty is made) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of Mergersub, the Company and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom no representation or warranty is made) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale under Rule 144A. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) or quoted in a U.S. automated interdealer quotation system.

(d) The Offering Memorandum. Neither the Pricing Disclosure Package, as of the Time of Execution, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), is applicable) as of the Closing Date, contains or represents an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to Mergersub or the Company, as applicable, in writing by any Initial Purchaser through Banc of America Securities LLC expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A. The Issuers have not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Pricing Disclosure Package and the Final Offering Memorandum.

(e) The Purchase Agreement and the Joinder Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, Mergersub and, on the Closing Date, each other Issuer, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the this Agreement may be limited by applicable law. On the Closing Date, the Joinder Agreement will have been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and each of the Guarantors, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the this Agreement may be limited by applicable law.

(f) The Registration Rights Agreement and DTC Agreement. At the Closing Date each of the DTC Agreement and the Registration Rights Agreement will have been duly authorized, executed and delivered by, and will constitute a valid and binding agreement of, the Issuers, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law.

(g) Authorization of the Notes, the Guarantees and the Exchange Notes. The Notes to be purchased by the Initial Purchasers from Mergersub are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by each of Mergersub and the Company, and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of each of Mergersub and the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture. The Exchange Notes have been duly and validly authorized for issuance by each of Mergersub and the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of each of Mergersub and the Company, enforceable against each of Mergersub and the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture. The Guarantees of the Notes and the Exchange Notes are in the respective forms contemplated by the Indenture, and at the Closing Date will have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, duly executed by each of the Guarantors and, when the Notes and the Exchange Notes have been authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding agreements of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(h) Authorization of the Indenture. On the Closing Date, the Indenture will have been duly authorized, executed and delivered by each of the Issuers, and will constitute a valid and binding agreement of each of the Issuers, enforceable against each of the Issuers in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(i) Description of the Securities and the Indenture. The Securities, the Exchange Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(j) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(k) Independent Accountants. Deloitte & Touche LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) included in the Offering Memorandum are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act, and any non-audit services provided by Deloitte & Touche LLP to the Company or any of the Guarantors have been approved by the Audit Committee of the Board of Directors of the Company.

(l) Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles, as applied in the United States, on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Offering Memorandum under the captions “Offering Memorandum Summary—Summary Historical and Pro Forma Financial and Operating Data” and “Selected Historical Consolidated Financial Data” fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum. The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto included under the caption “Offering Memorandum Summary—Summary Historical and Pro Forma Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Data” and elsewhere in the Offering Memorandum present fairly, in all material respects, the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(m) Organization and Good Standing of the Company and its Subsidiaries. Each of Mergersub, the Company and its subsidiaries has been duly organized and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and, in the case of Mergersub, the Company and the Guarantors, to enter into and perform its obligations under each of the Transaction Documents. Each of Mergersub, the Company and each subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim other than liens securing the Senior Secured Credit Facilities. As of the date hereof, the Company does not own or control, directly or indirectly, any corporation, association or other entity, and as of the Closing Date the Company will not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule B hereto.

(n) Capitalization and Other Capital Stock Matters. At February 25, 2006, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Securities pursuant hereto, the Company would have an authorized and outstanding capitalization as set forth in the Offering Memorandum under the caption “Capitalization” (other than for subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in the Offering Memorandum or upon exercise of outstanding options described in the Offering Memorandum).

(o) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of Mergersub, the Company or any of its subsidiaries is in violation of its charter or bylaws or similar organizational documents or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which Mergersub, the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of Mergersub, the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. Each of Mergersub, the Company and the Guarantors’ execution, delivery and performance of the Transaction Documents and consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or bylaws or similar organizational documents of Mergersub, the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Mergersub, the Company or any of its subsidiaries (other than liens securing the Senior Secured Credit Facilities) pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to Mergersub, the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for Mergersub, the Company’s execution, delivery and performance of the Transaction Documents or consummation of the transactions contemplated hereby and thereby and by the Offering Memorandum, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States and except such as may be required by the securities laws of the several states of the United States with respect to the Company’s obligations under the Registration Rights Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Mergersub, the Company or any of its subsidiaries.

(p) No Material Actions or Proceedings. Except as otherwise disclosed in the Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the best of Mergersub and the Company’s knowledge, threatened (i) against or affecting Mergersub, the Company or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by, Mergersub, the Company or any of its subsidiaries, where in any such case there is a reasonable possibility that such action, suit or proceeding could be determined adversely to Mergersub, the Company or such subsidiary and, if determined adversely to Mergersub, the Company or such subsidiary, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best of Mergersub and the Company’s knowledge, is threatened or imminent.

(q) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any written notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(r) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(s) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(l) hereof (or elsewhere in the Offering Memorandum), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except for (i) liens securing the Senior Secured Credit Facilities and (ii) such liens as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(t) Tax Law Compliance. The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(m) hereof in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(u) Company Not an “Investment Company”. Each of Mergersub and the Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). Neither Mergersub nor the Company is, and after receipt of payment for the Securities neither will be, an “investment company” within the meaning of Investment Company Act, and each of Mergersub and the Company will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(v) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, without limitation, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism, floods and earthquakes. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(w) No Price Stabilization or Manipulation. None of Mergersub, the Company or any of the Guarantors has taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of Mergersub or the Company to facilitate the sale or resale of the Securities.

(x) Solvency. Each of the Issuers is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(y) Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(z) Company’s Accounting System. The Company and its subsidiaries maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(aa) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(bb) Compliance with Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, without limitation, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

(cc) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(dd) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any material “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ee) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no material unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Company or any of its subsidiaries and, to the Company’s knowledge, no union organizing activities taking place and (ii) there has been no material violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(ff) Related Party Transactions. Except as otherwise disclosed in the Offering Memorandum under the caption “Certain Relationships and Related Transactions,” no relationship, direct or indirect, exists between or among any of Mergersub, the Company or any of their respective affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of Mergersub, the Company or any of their respective affiliates, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Offering Memorandum. Except as otherwise disclosed in the Offering Memorandum under the caption “Certain Relationships and Related Transactions,” there are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by Mergersub, the Company or any of their respective affiliates to or for the benefit of any of the officers or directors of Mergersub, the Company or any of their respective affiliates or any of their respective family members.

(gg) No Unlawful Contributions or Other Payments. None of Mergersub, the Company or any of their respective subsidiaries has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character necessary to be disclosed in the Offering Memorandum in order to make the statements therein not misleading.

(hh) Regulation S. Mergersub, the Company, the Guarantors and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom no representation is made) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902.

(ii) Incorporated Document. At the time it was filed with the Commission, the 10-Q complied and will comply in all material respects with the requirements of the Exchange Act.

Any certificate signed by an officer of Mergersub, the Company or any Guarantor and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by Mergersub, the Company or such Guarantor to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Securities.

(a) The Securities. Mergersub agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Securities, and the Initial Purchasers agree, severally and not jointly, to purchase from Mergersub the aggregate principal amount of Securities set forth opposite their names on Schedule A, at a purchase price of 97.50% of the gross proceeds thereof payable on the Closing Date, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms, subject to the conditions thereto, herein set forth.

(b) The Closing Date. Delivery of certificates for the Securities in definitive form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Kirkland & Ellis LLP (or such other place as may be agreed to by Mergersub and Banc of America Securities LLC) at 9:00 a.m. New York City time, on April 13, 2006, or such other time and date as Banc of America Securities LLC shall designate by notice to Mergersub (the time and date of such closing are called the “Closing Date”). Mergersub hereby acknowledges that circumstances under which Banc of America Securities LLC may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by Mergersub or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 16 hereof.

(c) Delivery of the Securities. Mergersub shall deliver, or cause to be delivered, to Banc of America Securities LLC for the accounts of the several Initial Purchasers certificates for the Notes at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC Agreement, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as Banc of America Securities LLC may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”).

SECTION 3. Additional Covenants. Each of the Issuers covenant and agree with each Initial Purchaser as follows:

(a) Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements. As promptly as practicable following the Time of Execution and in any event not later than the second business day following the date hereof, Mergersub and the Company will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall be materially consistent of the Preliminary Offering Memorandum as modified only by the information contained in the Supplement and the Pricing Supplement. Neither Mergersub nor the Company will amend or supplement the Preliminary Offering Memorandum, the Supplement or the Pricing Supplement. Neither Mergersub nor the Company will amend or supplement the Final Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement.

(b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If, prior to the later of (x) the Closing Date and (y) the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading, or if in the reasonable judgment of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Company agrees to promptly prepare (subject to Section 3 hereof), furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the Closing Date and at the time of sale of Securities, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

Each of Mergersub and the Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, prospectus, amendment or supplement referred to in this Section 3.

(c) Copies of the Offering Memorandum. Each of Mergersub and the Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.

(d) Blue Sky Compliance. Each of Mergersub, the Company and the Guarantors shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. None of Mergersub, the Company or any of the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. Each of Mergersub and the Company will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of Mergersub, the Company and the Guarantors shall use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Use of Proceeds. Each of Mergersub and the Company shall apply the net proceeds from the sale of the Securities in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f) The Depositary. Each of Mergersub and the Company will cooperate with the Initial Purchasers and use its commercially reasonable efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(g) Additional Issuer Information. At any time when the Company is not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Issuers shall furnish, at their expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).

(h) Agreement Not To Offer or Sell Additional Securities. During the period of 180 days following the date hereof, none of the Issuers shall, without the prior written consent of Banc of America Securities LLC (which consent may be withheld at the sole discretion of Banc of America Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of any Issuer or securities exchangeable for or convertible into debt securities of any Issuer (other than as contemplated by this Agreement and to register the Exchange Securities).

(i) Future Reports to the Initial Purchasers. At any time when the Company is not subject to Section 13 or 15 of the Exchange Act and any Securities or Exchange Securities remain outstanding, the Company will furnish to Banc of America Securities LLC, as soon as available, copies of any report or communication of the Company mailed generally to holders of its capital stock or debt securities (including the holders of the Securities), if, in each case, such documents are not filed with the Commission within the time periods specified by the Commission’s rules and regulations under Section 13 or 15 of the Exchange Act.

(j) No Integration. Each of Mergersub and the Company agree that it will not and will cause its Affiliates not to make any offer or sale of securities if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by Mergersub or the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k) No Restricted Resales. During the period of two years after the Closing Date, Mergersub and the Company will not, and will not permit any of their respective affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(l) Legended Securities. Each certificate for a Note will bear the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

(m) PORTAL. Each of Mergersub and the Company will use its commercially reasonable efforts to cause the Notes to be eligible for the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market.

(n) The Company and the Guarantors. Immediately following the Merger, the Company, as surviving corporation in the Merger, will execute and deliver the Indenture, the Notes, the Joinder Agreement and the Registration Rights Agreement and shall cause each of the Guarantors to execute and deliver the Indenture, the Joinder Agreement, the Registration Rights Agreement and notations of guarantee representing its Guarantees.

Banc of America Securities LLC, on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Company or any Guarantor of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. Each of Mergersub, the Company and the Guarantors agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (iii) all fees and expenses of Mergersub’s counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, this Agreement, the Joinder Agreement, the Registration Rights Agreement, the Indenture, the DTC Agreement and the Notes and Guarantees, (v) all filing fees, attorneys’ fees and expenses incurred by Mergersub, the Company, the Guarantors or the Initial Purchasers (in the case of expenses incurred by the Initial Purchasers, in an amount not to exceed $15,000) in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum), (vi) the fees and expenses of the Trustees, including the fees and disbursements of counsel for the Trustees in connection with the Indenture, the Securities and the Exchange Securities, (vii) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies and the listing of the Securities with the PORTAL Market, (viii) all fees and expenses (including reasonable fees and expenses of counsel) of Mergersub, the Company and the Guarantors in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by Mergersub, the Company and the Guarantors of their respective other obligations under this Agreement and (ix) one-half of all expenses incident to the “road show” for the offering of the Securities, including the cost of any chartered airplane or other transportation. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Issuers set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by Mergersub, the Company and the Guarantors, as applicable, of their covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letter. On the date hereof, the Initial Purchasers shall have received from Deloitte & Touche LLP, independent public or certified public accountants for the Company, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers, covering the financial information in the Preliminary Offering Memorandum, the Supplement, the Pricing Supplement and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants, a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three business days prior to the Closing Date.

(b) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Initial Purchasers there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act.

(c) Opinion of Counsel and Local Counsels for Mergersub. On the Closing Date the Initial Purchasers shall have received the favorable opinion of (i) Kirkland & Ellis LLP, counsel for Mergersub, dated as of such Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, and (ii) each local counsel listed on Schedule 3 hereto, the form of which is attached as Exhibit A.

(d) Opinion of Counsel for the Initial Purchasers. On the Closing Date the Initial Purchasers shall have received the favorable opinion of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(e) Officers’ Certificate. On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chief Executive Officer or President of each of Mergersub and the Company and the Chief Financial Officer or Chief Accounting Officer of each of Mergersub and the Company, dated as of the Closing Date, to the effect set forth in Section 5(b)(ii) hereof, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of such Issuer set forth in Section 1 hereof were true and correct as of the Time of Execution and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii) such Issuer has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(f) PORTAL Listing. At the Closing Date the Notes shall have been designated for trading on the PORTAL Market.

(g) Registration Rights Agreement. The Company and the Guarantors shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.

(h) Transactions and Proceedings. The Transactions shall have been consummated on the terms and conditions described in the Pricing Disclosure Package. All corporate proceedings and other legal matters incident to the authorization, form and validity of each of the Transaction Documents shall be reasonably satisfactory in all material respects to the Initial Purchasers, and Mergersub and the Company shall have furnished to the Initial Purchasers all documents and information that they or their counsel may reasonably request to enable them to pass upon such matters.

(i) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of Mergersub, the Company or the Guarantors to perform any agreement herein or to comply with any provision hereof, each of Mergersub and the Company agree to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and Mergersub, the Company and each of the Guarantors, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

(A) Offers and sales of the Securities will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(B) The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(C) Upon original issuance by Mergersub, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT

PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8. Indemnification.

(a) Indemnification of the Initial Purchasers. Each of Mergersub, the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Mergersub or the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse each Initial Purchaser and each such director, officer, employee or controlling person for any and all reasonable expenses (including the reasonable fees and disbursements of counsel chosen by Banc of America Securities LLC) as such expenses are reasonably incurred by such Initial Purchaser or such director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action;

provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that Mergersub, the Company or the Guarantors may otherwise have.

(b) Indemnification of Mergersub, the Company, the Guarantors, its Directors and Officers. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless Mergersub, the Company, each Guarantor, each of their respective directors, officers and each person, if any, who controls Mergersub, the Company or any Guarantor within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which Mergersub, the Company, any Guarantor or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use therein; and to reimburse Mergersub, the Company, any Guarantor and each such director or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by Mergersub, the Company, any Guarantor or such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. Each of Mergersub, the Company and the Guarantors hereby acknowledges that the only information that the Initial Purchasers have furnished to Mergersub, the Company or any Guarantor expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the third paragraph, the third and fourth sentences of the sixth paragraph and the eleventh paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (Banc of America Securities LLC in the case of Sections 8(b) and 9 hereof), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 8, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by Mergersub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Mergersub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by Mergersub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities. The relative fault of Mergersub, the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by Mergersub, the Company and the Guarantors, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

Mergersub, the Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director or officer of Mergersub, the Company or any Guarantor, and each person, if any, who controls Mergersub, the Company or any Guarantor with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as Mergersub, the Company and the Guarantors.

SECTION 10. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Initial Purchasers by notice given to the Company if at any time: (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the New York Stock Exchange (the “NYSE”), or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited; (ii) a general banking moratorium shall have been declared by any of federal, New York or Delaware authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Initial Purchasers is material and adverse and makes it impracticable to proceed with the offering sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; or (iv) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change. Any termination pursuant to this Section 10 shall be without liability on the part of (i) Mergersub, the Company or any Guarantor to any Initial Purchaser, except that Mergersub, the Company and the Guarantors shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to Mergersub or the Company, or (iii) any party hereto to any other party except that the provisions of Sections 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of Mergersub, the Company, the Guarantors, their respective officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, Mergersub, the Company, any Guarantor or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

Facsimile: (212) 901-7897

Attention: Legal Department

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Facsimile: (212) 269-5420

Attention: James J. Clark

      John A. Tripodoro

If to the Company or the Guarantors:

Burlington Coat Factory Warehouse Corporation

1830 Route 130

Burlington, New Jersey 08016

Facsimile: (617) 516-2010

Attention: John Tudor

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Facsimile: (212) 446-4900

Attention: Joshua N. Korff

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 16 hereof, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 16. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and Mergersub for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination. In any such case either the Initial Purchasers or Mergersub shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 17. No Advisory or Fiduciary Responsibility. Each of the Issuers acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuers, on the one hand, and the several Initial Purchasers, on the other hand, and the Issuers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of any Issuer or any of their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of any Issuer with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising any Issuer on other matters) or any other obligation to the Issuers except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuers and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and Issuers have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuers and the several Initial Purchasers, or any of them, with respect to the subject matter hereof. The Issuers hereby waive and release, to the fullest extent permitted by law, any claims that the Issuers may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

SECTION 19. The Company and the Guarantors. On the Closing Date, upon effectiveness of the Merger, Mergersub shall cause the Company and each of the Guarantors to expressly assume Mergersub’s obligations under this Agreement by executing the Joinder Agreement. In the event of a breach of this Section 19, each of Mergersub, the Company and the Guarantors agree that monetary damages would not be adequate compensation for any loss or damage incurred by such breach and hereby further agrees that, in the event of an action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

BCFWC MERGERSUB, INC.

By:	/s/ John Tudor
Name:	John Tudor
Title:	Vice President and Secretary

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.
WACHOVIA CAPITAL MARKETS, LLC

By:	Banc of America Securities LLC

By:	/s/ Chris Ooten
Principal

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Securities to be Purchased
Banc of America Securities LLC	$122,000,000
Bear, Stearns & Co. Inc.	122,000,000
Wachovia Capital Markets, LLC	61,000,000

Total	$305,000,000

SCHEDULE B

Guarantors	Jurisdiction of Organization
Burlington Coat Factory of Alabama, LLC	Alabama

Burlington Coat Factory Realty of Huntsville, LLC	Alabama

Burlington Coat Factory Warehouse of Anchorage, Inc.	Alaska

Burlington Coat Factory of Arizona, LLC	Arizona

Burlington Coat Factory Realty of Mesa, Inc.	Arizona

Burlington Coat Factory Realty of Desert Sky, Inc.	Arizona

Burlington Coat Factory of Arkansas, LLC	Arkansas

Burlington Coat Factory of California, LLC	California

Burlington Coat Factory Warehouse of San Bernadino, LLC	California

Baby Depot of California, LLC	California

MJM Designer Shoes of California, LLC	California

Burlington Coat Factory Warehouse of San Francisco, Inc.	California

Burlington Coat Factory Warehouse of San Bernadino, Inc.	California

Baby Depot of Ontario, Inc.	California

Baby Depot of San Diego, Inc.	California

Totally 4 Kids of Milpitas, Inc.	California

Totally 4 Kids of Ontario, Inc.	California

M J M Designer Shoes of Sacramento, Inc.	California

M J M Designer Shoes of Ontario, Inc.	California

M J M Designer Shoes of Modesto, Inc.	California

Burlington Coat Factory Realty of Dublin, Inc.	California

Burlington Coat Factory Realty of Florin, Inc.	California

Burlington Coat Factory Realty of Ventura, Inc.	California

Burlington Coat Factory of Colorado, LLC	Colorado

Burlington Coat Factory of Connecticut, LLC	Connecticut

Cohoes Fashions of Connecticut, LLC	Connecticut

Burlington Coat Realty of East Windsor, Inc.	Connecticut

Burlington Coat Factory Warehouse Corporation	Delaware

Burlington Coat Factory Realty Corp.	Delaware

Burlington Coat Factory of Delaware, LLC	Delaware

MJM Designer Shoes of Delaware, LLC	Delaware

C.F.I.C. Corporation	Delaware

C.F.B., Inc.	Delaware

C L B, Inc.	Delaware

Burlington Coat Factory of Texas, L.P.	Delaware

Burlington Coat Factory of Texas, Inc.	Delaware

Burlington Coat Factory Purchasing, Inc.	Delaware

Burlington Coat Factory of Florida, LLC	Florida

MJM Designer Shoes of Florida, LLC	Florida

Burlington Coat Factory Realty of University Square, Inc.	Florida

Burlington Coat Factory Realty of Coral Springs, Inc.	Florida

Burlington Coat Factory Realty of West Colonial, Inc.	Florida

Burlington Coat Factory Realty of Orlando, Inc.	Florida

Burlington Coat Factory Realty of Sarasota, Inc.	Florida

K & T Acquisition Corp.	Florida

Bee Ridge Plaza, LLC	Florida

Burlington Coat Factory of Georgia, LLC	Georgia

Burlington Coat Factory Warehouse of Atlanta, Inc.	Georgia

Burlington Coat Factory Realty of Morrow, Inc.	Georgia

Burlington Coat Factory of Idaho, LLC	Idaho

Burlington Coat Factory of Illinois, LLC	Illinois

Burlington Coat Factory Warehouse of Chicago, Inc.	Illinois

Burlington Coat Factory Warehouse of East St. Louis, Inc.	Illinois

Burlington Coat Factory Warehouse of Tinley Park, Inc.	Illinois

Burlington Coat Realty of Gurnee, Inc.	Illinois

Burlington Coat Factory Realty of Bloomingdale, Inc.	Illinois

Burlington Coat Factory Realty of River Oaks, Inc.	Illinois

Burlington Coat Factory of Indiana, LLC	Indiana

Burlington Coat Factory Realty of Greenwood, Inc.	Indiana

Burlington Coat Factory Warehouse of Des Moines, Inc.	Indiana

Burlington Coat Factory of Kansas, LLC	Kansas

Burlington Coat Factory of Kentucky, Inc.	Kentucky

Burlington Coat Factory Warehouse of Lexington, Inc.	Kentucky

Burlington Coat Factory Warehouse of Dixie, Inc.	Kentucky

Burlington Coat Factory of Louisiana, LLC	Louisiana

Burlington Coat Factory of Maine, LLC	Maine

Burlington Coat Factory of Maryland, LLC	Maryland

Burlington Coat Factory of Massachusetts, LLC	Massachusetts

Cohoes Fashions of Massachusetts, LLC	Massachusetts

Decelle of Shrewsbury, Inc.	Massachusetts

Decelle of North Attleboro, Inc.	Massachusetts

Burlington Coat Factory Realty of North Attleboro, Inc.	Massachusetts

Burlington Coat Factory of Michigan, LLC	Michigan

Burlington Coat Factory Warehouse of Detroit, Inc.	Michigan

Burlington Coat Factory Warehouse of Redford, Inc.	Michigan

Burlington Coat Factory Warehouse of Walker, Inc.	Michigan

Burlington Coat Factory Warehouse of Grand Rapids, Inc.	Michigan

Burlington Coat Factory of Minnesota, LLC	Minnesota

Burlington Coat Factory of Missouri, LLC	Missouri

Burlington Coat Factory Warehouse of Desperes, Inc.	Missouri

Burlington Coat Factory Warehouse of Missouri, Inc.	Missouri

Burlington Coat Factory Warehouse of St. Ann, Inc.	Missouri

Burlington Coat Factory Warehouse of Benjamin KC, Inc.	Missouri

Burlington Coat Factory Warehouse of Kingshighway, Inc.	Missouri

Burlington Coat Factory Warehouse of St. Peters, Inc.	Missouri

Burlington Coat Factory Warehouse of St. Louis, Inc.	Missouri

Burlington Coat Factory Warehouse of Bridgeton, Inc.	Missouri

Luxury Linens of St. Louis, Inc.	Missouri

Burlington Coat Factory Realty of Des Peres, Inc.	Missouri

Burlington Coat Factory of Nebraska, LLC	Nebraska

Burlington Coat Factory of Nevada, LLC	Nevada

Burlington Coat Realty of Las Vegas, Inc.	Nevada

Burlington Coat Factory of New Hampshire, LLC	New Hampshire

Burlington Coat Factory of New Jersey, LLC	New Jersey

MJM Designer Shoes of New Jersey, LLC	New Jersey

Cohoes Fashions of New Jersey, LLC	New Jersey

Burlington Coat Factory Warehouse of Flemington, Inc.	New Jersey

Burlington Coat Factory Direct Corporation	New Jersey

M J M Designer Shoes of Moorestown, Inc.	New Jersey

Super Baby Depot of Moorestown, Inc.	New Jersey

Burlington Coat Factory Realty of Edgewater Park, Inc.	New Jersey

Burlington Coat Factory Realty of Paramus, Inc.	New Jersey

Burlington Coat Factory Realty of Pinebrook, Inc.	New Jersey

Burlington Coat Factory Warehouse of Edgewater Park Urban Renewal Corp.	New Jersey

Burlington Coat Factory Warehouse of New Jersey, Inc.	New Jersey

Burlington Coat Factory of New Mexico, LLC	New Mexico

Burlington Coat Factory Warehouse of Albuquerque, Inc.	New Mexico

Burlington Coat Factory Warehouse of West Albuquerque, Inc.	New Mexico

Burlington Coat Factory of New York, LLC	New York

MJM Designer Shoes of New York, LLC	New York

Cohoes Fashions of New York, LLC	New York

Cohoes of Fayetteville, Inc.	New York

Georgetown Fashions Inc.	New York

Monroe G. Milstein, Inc.	New York

LC Acquisition, Inc.	New York

Burlington Coat Factory Realty of Yonkers, Inc.	New York

Burlington Coat Factory of North Carolina, LLC	North Carolina

Burlington Coat Factory of North Dakota, LLC	North Dakota

Burlington Coat Factory of Ohio, LLC	Ohio

Burlington Coat Factory Warehouse of Cleveland, Inc.	Ohio

Burlington Coat Factory Warehouse of Cuyahoga, Inc.	Ohio

Burlington Coat Factory of Oklahoma, LLC	Oklahoma

Burlington Coat Factory Realty of Tulsa, Inc.	Oklahoma

Burlington Coat Factory of Oregon, LLC	Oregon

Burlington Coat Factory of Pennsylvania, LLC	Pennsylvania

MJM Designer Shoes of Pennsylvania, LLC	Pennsylvania

Burlington Coat Factory Warehouse of Bristol, LLC	Pennsylvania

Burlington Coat Factory Outlet Inc.	Pennsylvania

Burlington Coat Factory Outlet of Eynon, Inc.	Pennsylvania

Burlington Coat Factory Outlet of Reading, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Market, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Lancaster, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Pennsylvania, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Monroeville, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Edwardsville, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Philadelphia, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Allentown, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Bethel Park, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Harrisburg, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Allegheny, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Franklin, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Havertown, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Montgomeryville, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Cheltenham, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Wilkes-Barre, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Millcreek, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Langhorne, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Greensburg, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of West Mifflin, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Warminster, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Whitehall, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Center City, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Fairgrounds, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Jenkintown, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of York, Inc.	Pennsylvania

Eynon Plaza Fashions, Inc.	Pennsylvania

Penn Plaza Fashions, Inc.	Pennsylvania

Penn Fashions, Inc.	Pennsylvania

M J M Designer Shoes of Eynon, Inc.	Pennsylvania

M J M Designer Shoes of St. David’s, Inc.	Pennsylvania

Luxury Linens of Reading, Inc.	Pennsylvania

Luxury Linens of Levittown, Inc.	Pennsylvania

Luxury Linens of Monroeville, Inc.	Pennsylvania

Burlington Coat Factory Realty of West Mifflin, Inc.	Pennsylvania

Burlington Coat Factory Realty of Langhorne, Inc.	Pennsylvania

Burlington Coat Factory Realty of Whitehall, Inc	Pennsylvania

Burlington Factory Warehouse of Reading, Inc.	Pennsylvania

Burlington Coat Factory Warehouse Inc.	Pennsylvania

Burlington Coat Factory Warehouse of East Providence, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Woonsocket, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Johnston, Inc.	Pennsylvania

Burlington Coat Factory Warehouse of Warwick, Inc.	Pennsylvania

Cohoes Fashions of Cranston, Inc.	Pennsylvania

Burlington Coat Factory of South Carolina, LLC	South Carolina

Burlington Coat Factory Warehouse of Charleston, Inc.	South Carolina

Burlington Coat Factory Warehouse of Memphis, Inc.	Tennessee

Burlington Coat Factory Warehouse of Shelby, Inc.	Tennessee

Burlington Coat Factory Warehouse of Hickory Commons, Inc.	Tennessee

Burlington Coat Factory Realty of Memphis, Inc	Tennessee

Burlington Coat Factory Realty of Memphis, LLC.	Tennessee

Burlington Coat Factory Warehouse of Baytown, Inc.	Texas

M J M Designer Shoes of Texas, Inc.	Texas

Famous Brands of Dallas, Inc.	Texas

Burlington Coat Realty of Plano, Inc.	Texas

Burlington Coat Realty of Houston, Inc.	Texas

Burlington Coat Factory Realty of Westmoreland, Inc.	Texas

Burlington Coat Factory Realty of Bellaire, Inc.	Texas

Burlington Coat Factory Realty of El Paso, Inc.	Texas

Burlington Coat Factory of Utah, LLC	Utah

Burlington Coat Factory Warehouse of Orem, Inc.	Utah

Burlington Coat Factory of Virginia, LLC	Virginia

Burlington Coat Factory of Pocono Crossing, LLC	Virginia

Burlington Coat Factory Warehouse of Coliseum, Inc.	Virginia

Burlington Coat Realty of Potomac, Inc.	Virginia

Burlington Coat Factory Realty of Fairfax, Inc.	Virginia

Burlington Coat Factory Realty of Coliseum, Inc.	Virginia

Burlington Coat Factory of Washington, LLC	Washington

Burlington Coat Factory Realty of Franklin, Inc.	Washington

Burlington Coat Factory of West Virginia, LLC	West Virginia

Burlington Coat Factory of Wisconsin, LLC	Wisconsin

SCHEDULE C

Local Counsel	Jurisdiction(s) Covered
Farmer, Price, Hornsby & Weatherford, L.L.P.	Alabama
Squire, Sanders & Dempsey L.L.P.	Arizona
Kirby Noonan Lance & Hoge LLP	California
Day, Berry & Howard LLP	Connecticut
Squire, Sanders & Dempsey L.L.P.	Florida
Shelley & Hall, PC	Georgia
Kirkland & Ellis LLP	Illinois
Andrews, Harrell, Mann, Carmin & Parker, PC	Indiana
Masterman, Culbert & Tully LLP	Massachusetts
Shook, Hardy & Bacon L.L.P.	Missouri
Hale Lane Peek Dennison Howard and Anderson	Nevada
Pitney Hardin LLP	New Jersey
Kirkland & Ellis LLP	New York
Pray, Walker, Jackman, Williamson & Marlar	Oklahoma
Blank Rome LLP	Pennsylvania
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC	Tennessee
Haynes and Boone, LLP	Texas
Fabian & Clendenin	Utah
Squire, Sanders & Dempsey L.L.P.	Virginia
Alston, Courtnage & Bassetti LLP	Washington
Foley & Lardner LLP	Wisconsin

EXHIBIT A

Form of opinion of local counsel for Mergersub to be delivered pursuant to Section 5(c) of the Purchase Agreement.

(i) Each of the Guarantors (a) is a [corporation or limited liability company] validly existing and in good standing under the laws of [jurisdiction of formation] and (b) has the [corporate or limited liability company] power and authority to (i) conduct the business in which it is engaged, and (ii) to execute, deliver and perform its obligations under each of the [Note Documents]1.

(ii) Each Note Document has been duly authorized, executed and delivered by each Guarantor.

(iii) The execution and delivery by each of the Guarantors of each of the Note Documents and the performance by each such Guarantor of its obligations thereunder will not violate (a) the certificate of incorporation, bylaws or any other similar organizational document of any of the Guarantors, (b) any statute, rule, or regulation of the State of [jurisdiction of formation] or (c) any order, judgment or decree of any court or governmental agency or body of the State of [jurisdiction of formation] having jurisdiction over such Guarantor (clauses (b) and (c) referred to collectively as “Covered Laws”). With regard to clause (b) above, we do not express any opinion in this paragraph as to compliance with state securities or “Blue Sky” laws or as to compliance with the antifraud provisions of the federal or state securities laws.

(iv) Under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by any of the Guarantors in connection with the execution and delivery of the Note Documents and the performance by each such Guarantor of its obligations thereunder.

[1]	To be defined as the Purchase Agreement, the Joinder Agreement, the Indenture, the Guarantees and the Registration Rights Agreement.

Annex I-1

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

Reference is hereby made to the Purchase Agreement, dated April 10, 2006 (the “Purchase Agreement”), between BCFWC Mergersub, Inc. (“Mergersub”) and the Initial Purchasers named therein. Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given them in the Purchase Agreement.

Each of the undersigned parties hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe as an Issuer each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of an Issuer under the Purchase Agreement as if it were an original signatory thereto.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party or the Initial Purchasers may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Exhibit A-1

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement this 13th day of April, 2006.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

Exhibit A-2

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S , it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Exhibit A-1